Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post –Effective Amendment No. 257 to the Registration Statement on Form N –1A of Fidelity Advisor Series I: Fidelity Real Estate High Income Fund of our report dated January 13, 2023, relating to the financial statements and financial highlights included in the November 30, 2022 Annual Report to Shareholders of the above referenced funds, which are also incorporated by reference into the Registration Statement.

We also consent to the reference to our Firm under the headings “Financial Highlights ” in the Prospectus and “Independent Registered Public Accounting Firm ” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
January 19, 2023